Exhibit 10.1

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License Agreement

Between

Adolor Corporation

And

Eli Lilly And Company

Effective As Of September 18, 2009

[**] =	Certain information in this Agreement has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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TABLE OF CONTENTS

Article 1 Definitions		5

1.1	“Adolor Improvements”	5
1.2	“Adolor Technology”	5
1.3	“Affiliate”	5
1.4	“Alvimopan Agreements”	6
1.5	“Application for Marketing Authorization”	6
1.6	“Calendar Quarter”	6
1.7	“Calendar Year”	6
1.8	“Commercially Reasonable Efforts”	6
1.9	“cGCP”	6
1.10	“cGLP”	6
1.11	“cGMP”	6
1.12	“Clinical Trials”	7
1.13	“Damages”	7
1.14	“Data Exclusivity Period”	7
1.15	“Effective Date”	7
1.16	“FDA”	7
1.17	“Field of Use”	7
1.18	“First Commercial Sale”	7
1.19	“GAAP”	7
1.20	“Generic Product”	7
1.21	“Generic Competition”	8
1.22	“IND”	8
1.23	“Licensed Compound”	8
1.24	“Licensed Know-How”	8
1.25	“Licensed Patents”	8
1.26	“Licensed Product”	9
1.27	“NDA”	9
1.28	“Net Sales”	9
1.29	“OpRA II”	10
1.30	“OpRA II Termination Event”	11
1.31	“OpRA III Termination Event”	11
1.32	“Person”	11
1.33	“Phase I Clinical Trials”	11
1.34	“Phase II Clinical Trials”	11
1.35	“Phase II(a) Clinical Trials”	11
1.36	“Phase II(b) Clinical Trials”	11
1.37	“Phase III Clinical Trials”	11
1.38	“Post-Registration Clinical Trial”	12
1.39	“Regulatory Approval”	12
1.40	“Regulatory Documents”	12
1.41	“Royalty Report”	12
1.42	“Sublicensee”	12

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1.43	“Term”	12
1.44	“Territory”	12
1.45	“Third Person”	12
1.46	“Third Person	12
1.47	“Toxicology Studies”	12
1.48	“Valid Claim”	12

Article 2 Grant of License		13

2.1	Development and Commercialization License.	13
2.2	Sublicensing Rights - Adolor.	13
2.3	Sublicensing Rights - Lilly.	13
2.4	Nonassertion.	14
2.5	Non-Compete.	14
2.6	Partnering Notification.	14

Article 3 Consideration		14

3.1	Payments from Adolor to Lilly.	14
3.2	Third Person Milestone Sharing.	15
3.3	Royalty Payments from Adolor to Lilly.	16
3.4	Royalty Reductions.	16
3.5	Record Retention, Royalty Reports, and Royalty Payment Schedule.	16
3.6	Exchange Rates.	16
3.7	Financial Audits.	17
3.8	Taxes and Currency.	17
3.9	Late Payment.	17

Article 4 Transfers of Know-How and Responsibility for Supplying Licensed Compound		17

4.1	Transfer of Licensed Know-How; Access to Information.	17
4.2	Research and Development Material.	18
4.3	Regulatory Documents.	18

Article 5 Development and Commercialization of Licensed Products		18

5.1	Development, Commercialization, and Manufacturing.	18
5.2	Progress Reports to Lilly.	19
5.3	Adverse Event Reporting.	19

Article 6 Transfer of Regulatory Documents; License to Lilly		19

6.1	Regulatory Documents.	19
6.2	Adolor Improvements and Adolor Technology.	20
6.3	Transfer Back on Termination.	20

Article 7 Intellectual Property		20

7.1	Adolor Improvements and Adolor Technology - Ownership.	20
7.2	Lilly Provision of Data or Other Information.	20
7.3	Filing, Prosecution and Maintenance of Licensed Patents.	21

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7.4	Adolor Right to Comment on Lilly’s Proposed Communications with a Patent Office.	21
7.5	Patent Costs.	21
7.6	Failure to File or Maintain Applications or Patents.	22
7.7	Patent Term Extensions.	22
7.8	Declaratory Judgment Action - Licensed Patents.	22
7.9	Declaratory Judgment Action - Patents on Adolor Improvements and Adolor Technology.	23
7.10	Paragraph IV Notice.	23
7.11	Limitation on Cooperation with Third Parties.	23

Article 8 Infringement		23

8.1	Notification of Suspected Infringement.	23
8.2	Infringement of Licensed Patents.	24
8.3	Infringement of Patents Covering Adolor Improvements or Adolor Technology.	24
8.4	Settlement of Litigation.	25
8.5	Cooperation.	26

Article 9 Confidentiality		26

9.1	Adolor’s Obligations.	26
9.2	Lilly’s Obligations.	27
9.3	Use of Confidential Information.	28
9.4	Release of Other Information.	28
9.5	Publications By Adolor.	29
9.6	Publications By Lilly.	29

Article 10 Representations, Warranties, Covenants, and Disclaimers		30

10.1	No Litigation.	30
10.2	Ownership and Encumbrances.	30
10.3	Licensed Patents.	30
10.4	Licenses-Adolor.	31
10.5	No Debarment.	31
10.6	Conducting Development Work Under Agreement.	31
10.7	Corporate Existence.	31
10.8	Authority to Execute and Perform.	31
10.9	No Approvals or Consents.	32
10.10	No Conflict.	32
10.11	Cooperation.	32
10.12	OpRA III Information.	32
10.13	DISCLAIMER OF IMPLIED WARRANTIES.	32
10.14	DISCLAIMER OF INCIDENTAL AND CONSEQUENTIAL DAMAGES.	33

Article 11 Indemnification		33

11.1	Indemnification.	33
11.2	Notice and Opportunity to Defend.	34

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11.3	Indemnification Payment Obligation.	35
11.4	Indemnification Payment Adjustments.	35
11.5	Indemnification Payment.	36

Article 12 Term and Termination		36

12.1	Term.	36
12.2	Termination for Convenience.	36
12.3	Termination for OpRA III Termination Event.	36
12.4	Material Breach by Adolor.	37
12.5	Material Breach by Lilly.	37
12.6	Termination for Bankruptcy.	37
12.7	Residual Rights and Obligations Upon Termination.	38
12.8	Further Assurances.	38

Article 13 Limitations On Purchases Of Equity Securities		39

Article 14 Miscellaneous		40

14.1	Independent Contractor.	40
14.2	No Benefit to Others.	40
14.3	Force Majeure.	40
14.5	Amendment.	41
14.6	Entire Agreement.	41
14.7	Severability.	41
14.8	Waiver.	41
14.9	Notices.	41
14.10	Governing Law.	42
14.11	Assignability.	42
14.12	Jointly Prepared.	42
14.13	Headings, Gender and “Person”.	42
14.14	Counterparts.	42
14.15	Schedules, Exhibits and Attachments.	43
14.16	Affiliates of Eli Lilly and Company.	43

Schedule 1.25 Licensed Patents		8

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LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is made and entered into effective as of September 18, 2009 (the “Effective Date”), by and between Eli Lilly and Company, a corporation, incorporated under the laws of the State of Indiana, having its principal place of business at Lilly Corporate Center, Indianapolis, Indiana, and its Affiliates (hereinafter collectively referred to as “Lilly”), and Adolor Corporation, a corporation incorporated under the laws of Delaware, having its principal place of business at 700 Pennsylvania Drive, Exton, PA (“Adolor,” together with Lilly sometimes hereinafter individually referred to as a “Party” and collectively referred to as the “Parties”). The Parties agree as follows:

RECITALS

Adolor desires to license from Lilly, and Lilly now desires to license to Adolor, on an exclusive basis, all rights to: (a) the Licensed Compound (as defined below), and (b) the Licensed Products (as defined below).

NOW, THEREFORE, in consideration of the above premises and the mutual covenants and agreements set forth below, the Parties hereto agree as follows.

Article 1

Definitions

As used in this Agreement, the following words and phrases shall have the following meanings:

1.1 “Adolor Improvements” means any inventions, patentable or not, information and/or data, to the extent that they relate to and are necessary to the manufacture, marketing or sale of any Licensed Compound and/or any Licensed Product, and limited to that extent, including Toxicology Studies, Clinical Trial information and data, and Post-Registration Clinical Trial information and/or data, which are made, conceived, reduced to practice or generated solely by Adolor’s employees or agents, or acquired by Adolor, during the Term, and which Adolor has the unrestricted right to assign (or, if Adolor has no such right of assignment, to license, sublicense or otherwise provide rights of reference) to Lilly as contemplated hereunder.

1.2 “Adolor Technology” means any know-how or patents (other than Adolor Improvements) that Adolor (i) owns or controls and has an unrestricted right to license or sublicense to Lilly as contemplated hereunder, and (ii) uses, to the extent that it is used, in connection with the manufacture, marketing or sale of Licensed Compound and/or Licensed Product under this Agreement, and limited to that extent.

1.3 “Affiliate” means, with respect to a Party, any Person directly or indirectly controlling, controlled by, or under common control with, such Party. For purposes of this Agreement, the term “controlled” (including the terms “controlled by” and “under common control with”) means the direct or indirect ability or power to direct or cause the

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direction of management policies of a Person or otherwise direct the affairs of such Person, whether through ownership of equity, voting securities, beneficial interest, by contract or otherwise.

1.4 “Alvimopan Agreements” has the meaning set forth in Section 14.6.

1.5 “Application for Marketing Authorization” means (i) in the United States, a New Drug Application filed with the FDA pursuant to 21 U.S.C. § 357 and 21 C.F.R. § 314 (“NDA”), and (ii) in any country other than the United States, an application or set of applications for marketing approval comparable to an NDA necessary to make and sell a pharmaceutical product in such country.

1.6 “Calendar Quarter” means the three-month period ending on March 31, June 30, September 30 or December 31. The initial Calendar Quarter will be deemed to begin on the Effective Date and end on December 31, 2009.

1.7 “Calendar Year” means the annual period ending on December 31. The initial Calendar Year will be deemed to begin on the Effective Date and end on December 31, 2009.

1.8 “Commercially Reasonable Efforts” means such level of efforts required to carry out an obligation in a sustained manner consistent with the efforts normally used by a pharmaceutical company of comparable size and resources and at the same stage of development or commercialization, for a product or compound which is of similar market potential and at a similar stage of development or commercialization, as applicable, taking into account the existence of other competitive products in the market place, the proprietary position of the product, the regulatory structure involved, the anticipated profitability of the product and other relevant factors.

1.9 “cGCP” or “Good Clinical Practices” means the then-current standards, practices and procedures promulgated or endorsed by the FDA for the design, conduct, performance, monitoring, auditing, recording, analyses, and reporting of Clinical Trials as set forth in the guidelines titled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures in jurisdictions outside the U.S., as they may be updated from time to time, that provide assurance that the data and reported results are credible and accurate, and that the rights, integrity, and confidentiality of trial subjects are protected.

1.10 “cGLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards in jurisdictions outside the U.S., as they may be updated from time to time.

1.11 “cGMP” means the then-current good manufacturing practices required by the FDA, as defined in 21 C.F.R. Parts 210 and 211 and the regulations promulgated thereunder, for the manufacture and testing of pharmaceutical materials, and

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comparable laws or regulations applicable to the manufacture and testing of pharmaceutical materials in jurisdictions outside the U.S., as they may be updated from time to time. GMPs shall include applicable quality guidelines promulgated under the International Conference on Harmonization.

1.12 “Clinical Trials” means Phase I Clinical Trials, Phase II, II(a), II(b) Clinical Trials and Phase III Clinical Trials.

1.13 “Damages” means fines, penalties and damages payable to third parties (other than Affiliates), reasonable expenses, court costs and interest payable in connection therewith, and reasonable out-of-pocket fees and disbursements payable to counsel, consultants, and expert witnesses in connection therewith.

1.14 “Data Exclusivity Period” means the period during which (i) the FDA (or, in countries other than the United States, an equivalent regulatory agency) prohibits reference to or reliance on, without the consent of the owner of an Application for Marketing Authorization for Licensed Product or Regulatory Approval package, the clinical and other data that is contained in such Application for Marketing Authorization for Licensed Product or Regulatory Approval package, and (ii) such clinical or other data is not published or publicly available outside of such Application for Marketing Authorization for Licensed Product or Regulatory Approval package.

1.15 “Effective Date” shall have the meaning ascribed to such term in the introduction to this Agreement.

1.16 “FDA” means the United States Food and Drug Administration, and any successor agency or entity that may be established hereafter.

1.17 “Field of Use” means all therapeutic, prognostic and diagnostic indications and pharmaceutical applications for human and non-human purposes other than, prior to an OpRA II Termination Event, the treatment of (i) substance abuse disorders, and (ii) impulse control disorders.

1.18 “First Commercial Sale” means, as the case may be, the first commercial sale of OpRA II, a Licensed Product, or a Licensed Compound (after approval of the applicable Application for Marketing Authorization) to a Third Person by Lilly, Adolor, their respective Affiliates or Sublicensees.

1.19 “GAAP” means United States Generally Applicable Accounting Principles, consistently applied.

1.20 “Generic Product” means, on a country-by-country basis and Licensed Product-by-Licensed Product basis, a drug product: (i) independently marketed by a Third Person, and (ii) that contains the same active pharmaceutical ingredient(s) as the Licensed Product or has received Regulatory Approval from the FDA (or its foreign equivalent) as an AB-rated therapeutic equivalent (or other equivalent rating) designating such drug product as legally substitutable for the Licensed Product.

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1.21 “Generic Competition” means, with respect to a Licensed Product and on a country-by-country basis: (i) the presence of a Generic Product or Generic Products that has/have obtained a market share in such country in a Calendar Quarter of greater than [**] of the combined number of units of such Licensed Product and Generic Products sold, as such Generic Products sales are evidenced by independent market data, such as that published by IMS Health Incorporated or similar services, or (b) in jurisdictions in which no IMS or IMS equivalent data is available, a decrease of Net Sales in a Calendar Quarter resulting from sales of a Generic Product from the level of Net Sales of the Calendar Quarter prior to the first entry of such Generic Product for such Licensed Product in such country by more than [**]. For clarity, there shall be deemed no Generic Competition in any Calendar Quarter if: (i) in such Calendar Quarter the market share of the Generic Products is less than [**] based on the data published by IMS, or (ii) in jurisdictions in which no IMS or IMS equivalent data is available, the decrease of quarterly Net Sales, if any, compared to the Calendar Quarter prior to the first entry of such Generic Product is less than [**].

1.22 “IND” means Investigational New Drug Applications as defined in 21 C.F.R. § 312 (as amended from time to time), and any equivalent of such items in other countries.

1.23 “Licensed Compound” shall mean the compound known as “OpRA III” or “LY2136231” and all pharmaceutically acceptable salts, enantiomers, racemates, diastereomers, or mixtures thereof.

1.24 “Licensed Know-How” means all confidential information, trade secrets or other proprietary or confidential information that Lilly owns or has an unrestricted right to license or sublicense to Adolor as contemplated hereunder that is reasonably useful or necessary for Adolor to engage in the development and commercialization of Licensed Products.

1.25 “Licensed Patents” shall mean, with respect to the Licensed Compound and all Licensed Products, those United States and foreign patents and patent applications as set forth in Schedule 1.25, attached hereto, any other patents or applications controlled by Lilly that are necessary or useful for the development, manufacture, commercialization or sale of the Licensed Compound and all Licensed Products, and shall also include any provisional applications, divisionals and continuations thereof, any renewals, reissues, extensions (or other governmental actions that provide exclusive rights to the owner thereof in the patented subject matter beyond the original expiration date, such as supplementary protection certificates), as well as any foreign counterparts of the foregoing.

[**] =	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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1.26 “Licensed Product” means a finished, formulated pharmaceutical product containing a Licensed Compound, together with all improvements and line extensions thereon which may be included in any supplement, modification or addition to the relevant Regulatory Approval to the extent that any such improvements or line extensions contain a Licensed Compound.

1.27 “NDA” means a new drug application or supplemental new drug application or any amendments thereto submitted to the FDA in the United States.

1.28 “Net Sales” means with respect to a Licensed Product or Licensed Compound, the gross amount invoiced by Adolor, its Affiliates and Sublicensees for sales of such Licensed Product or Licensed Compound to Third Persons (excluding Adolor’s Affiliates and Sublicensees), less accruals estimated, credits taken, and actual payments (to the extent not previously accrued) made for:

[**]

Such amounts shall be determined from the books and records of Adolor (including Adolor’s Affiliates and Sublicensees), maintained in accordance with GAAP or, in the case of Sublicensees, such similar accounting principles, consistently applied. Adolor further agrees that in determining such amounts, Adolor will use its then current standard procedures and methodology, including its then current standard exchange rate methodology for the translation of foreign currency sales into United States dollars or, in the case of Sublicensees, such similar methodology, consistently applied.

In the event that any Licensed Product is sold as part of a Combination Product (where “Combination Product” means any pharmaceutical product which comprises a Licensed Product and other active compound(s) and/or ingredients), the Net Sales of such Licensed Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition) by the fraction, A / (A+B) where A is the weighted average sale price of the Licensed Product when sold separately in finished form, and B is the weighted average sale price of the other product(s) sold separately in finished form.

In the event that the weighted average sale price of Licensed Product can be determined but the weighted average sale price of the other product(s) cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A / C where A is the weighted average sale price of Licensed Product when sold separately in finished form and C is the weighted average sale price of the Combination Product.

[**] =	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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In the event that the weighted average sale price of the other product(s) can be determined but the weighted average sale price of the Licensed Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Licensed Product by the following formula: one (1) minus B / C where B is the weighted average sale price of the other product(s) when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of both the Licensed Product and the other product(s) in the Combination Product cannot be determined, the Net Sales of the Licensed Product shall be deemed to be equal to fifty percent (50%) of the Net Sales of the Combination Product.

The weighted average sale price for a Licensed Product, other product(s), or Combination Product shall be calculated once each Calendar Year and such price shall be used during all applicable royalty reporting periods for the entire following Calendar Year, subject to reconciliation as set forth below. An estimated weighted average sale price shall be calculated by dividing the sales dollars (translated into U.S. dollars) by the units of active ingredient sold during the twelve (12) months (or the number of months sold in a partial Calendar Year) of the preceding Calendar Year for the respective Licensed Product, other product(s), or Combination Product. In the initial Calendar Year, a forecasted weighted average sale price will be used for the Licensed Product, other product(s), or Combination Product. Promptly following the end of the relevant Calendar Year, and in any event, within not more than sixty (60) days, the Parties shall calculate the actual weighted average sale price for the Licensed Product, other product(s), or Combination Product. Any over or under payment due to a difference between forecasted/estimated and actual weighted average sale prices will be paid or credited in the first royalty payment of the following Calendar Year.

If a Licensed Product is sold in combination with a device, Net Sales for purposes of computing royalty payments, shall be determined by multiplying the net sales of such combination by a fraction, which shall not exceed the unity, X/Y where X is the selling price of the Licensed Product if sold separately, and Y is the selling Price of the combination of the Licensed Product and such device. The term “device” shall mean a delivery system that may represent proprietary technology developed, licensed or acquired by Adolor, but shall exclude packaging improvements that do not represent added technology.

1.29 “OpRA II” means a finished, formulated pharmaceutical product containing the compound known as LY2196044 (which, for the avoidance of doubt, includes all pharmaceutically acceptable salts, enantiomers, racemates, diastereomers, or mixtures thereof), together with all improvements and line extensions thereon which may be included in any supplement, modification or addition to the relevant Regulatory Approval to the extent that any such improvements or line extensions contain a LY2196044.

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1.30 “OpRA II Termination Event” means in each case on a country-by-country basis, the withdrawal of OpRA II from commercial sales or, prior to the First Commercial Sale of a product containing OpRA II, any of the following events: (i) notification from Lilly to Adolor that Lilly or its sublicensee has discontinued development of the OpRA II compound, or (ii) a period lasting more than six (6) months where, (a) Lilly cannot show it or its sublicensee is using its Commercially Reasonable Efforts to proceed with the Clinical Trial of OpRA II, (b) OpRA II is not the subject of a clinical hold, and (c) OpRA II is not the subject of an NDA under review by the FDA.

1.31 “OpRA III Termination Event” means in each case on a country-by-country basis, the withdrawal of Licensed Product from commercial sales or, prior to the First Commercial Sale of a Licensed Product, any of the following events: (i) notification from Adolor to Lilly that Adolor or its sublicensee has discontinued development of the Licensed Compound, or (ii) a period lasting more than six (6) months where, (a) Adolor cannot show it or its sublicensee is using its Commercially Reasonable Efforts to proceed with the Clinical Trial of the Licensed Compound, (b) the Licensed Compound is not the subject of a clinical hold, and (c) the Licensed Compound is not the subject of an NDA under review by the FDA.

1.32 “Person” means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority, or any other entity or organization.

1.33 “Phase I Clinical Trials” means human clinical trials conducted anywhere in the Territory in accordance with cGCPs in a small number of healthy volunteers or patients to establish an initial safety profile and the pharmacokinetics and/or pharmacodynamics of a Licensed Product.

1.34 “Phase II Clinical Trials” means Phase II(a) Clinical Trials, Phase II(b) Clinical Trials, and both Phase II(a) Clinical Trials and Phase II(b) Clinical Trials.

1.35 “Phase II(a) Clinical Trials” means human clinical trials conducted anywhere in the Territory in accordance with cGCPs and intended to demonstrate efficacy and a level of safety in a particular indication tested.

1.36 “Phase II(b) Clinical Trials” means human clinical trials conducted anywhere in the Territory in accordance with cGCPs and intended to obtain a preliminary indication of the unit and/or daily dosage regimen required.

1.37 “Phase III Clinical Trials” means large scale human clinical trials conducted in patients in accordance with cGCPs and intended to demonstrate efficacy and a level of safety in the particular indication tested sufficient to obtain Regulatory Approval of Licensed Product. Phase III Clinical Trials include “bridging studies” which allow submission in a target country of clinical data generated from Phase III Clinical Trials completed in other countries to be submitted in lieu of repeating Phase III Clinical Trials in the target country.

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1.38 “Post-Registration Clinical Trial” means all clinical trials conducted following Regulatory Approval of a Licensed Product having been obtained from FDA (or, in countries other than the United States, an equivalent regulatory agency) comprising clinical trials conducted voluntarily by one or both Parties for enhancing marketing or scientific knowledge of an approved indication and/or to explore additional indications, and clinical trials due to request or requirement of FDA (or, in countries other than the United States, an equivalent regulatory agency).

1.39 “Regulatory Approval” means (i) in the United States, approval of an Application for Marketing Authorization for Licensed Product and satisfaction of any related applicable FDA registration and notification requirements (if any), and (ii) in any country other than the United States, approval by regulatory authorities having jurisdiction over such country of a single Application for Marketing Authorization for a Licensed Product or set of Applications for Marketing Authorization for a Licensed Product, including, if applicable, approval of pricing or reimbursement.

1.40 “Regulatory Documents” shall mean all INDs, clinical protocols, Applications for Marketing Authorization and other regulatory filings, Regulatory Approvals, reports on clinical and non-clinical studies that have been filed or prepared for filing with the FDA or another regulatory authority, clinical study databases to the extent readily available in a non-proprietary format, case report forms for patients enrolled in clinical studies for which no final reports have been prepared, correspondence with the FDA and other regulatory authorities and any other items requested by the FDA or other regulatory authorities.

1.41 “Royalty Report” shall have the meaning ascribed to such term in Section 3.5.

1.42 “Sublicensee” shall have the meaning as set forth in Section 2.2.

1.43 “Term” shall have the meaning as set forth in Section 12.1.

1.44 “Territory” means all countries of the world.

1.45 “Third Person” means Persons other than the Parties or Affiliates thereof, or employees or directors of the Parties or their Affiliates.

1.46 “Third Person Milestone Trigger Date” shall have the meaning as set forth in Section 12.1.

1.47 “Toxicology Studies” means all toxicology and absorption, distribution, metabolism and elimination (“ADME”) studies performed by Adolor in order to obtain Regulatory Approvals of Licensed Product.

1.48 “Valid Claim” means a claim of an issued and unexpired patent, or a claim of a pending patent application, which claim has not been held invalid or unenforceable by a court or other government agency of competent jurisdiction from

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which no appeal can be or has been taken, and has not been admitted to be invalid or unenforceable through re-examination or disclaimer or otherwise.

Capitalized terms and acronyms used in this Agreement, but not defined in this Agreement, shall have the meaning generally ascribed to such terms by professionals in the pharmaceutical research industry. Defined capitalized terms may be used in the singular or plural. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

Article 2

Grant of License

2.1 Development and Commercialization License. As of the Effective Date, Lilly grants Adolor an exclusive, (except as to Lilly, but only for research purposes), royalty-bearing, license under the Licensed Know-How and the Licensed Patents, to make, have made, use, import, sell, and offer for sale Licensed Compounds and Licensed Products in the Territory. As used in this Section 2.1, “research purposes” means experimental uses conducted by Lilly, its Affiliates or contractors other than those uses involving: (i) Clinical Trials, (ii) administration to humans, (iii) administration to other primates, or (iv) delivery of Licensed Compounds or Licensed Products to manufacturers of Generic Products.

2.2 Sublicensing Rights - Adolor. Adolor shall have the right to sublicense the rights granted by Lilly to Adolor in Section 2.1, to any Persons (including an Affiliate of Adolor) (“Sublicensee”); provided, however, that should such Sublicensee be a Person of equal or lesser size and resources than Adolor in the territory subject to the sublicense, then such sublicense shall be subject to Lilly’s pre-approval, which shall not be unreasonably withheld. Adolor, further, during the term of such sublicense shall assume responsibility for the performance by its Sublicensees of all terms, conditions, and obligations imposed on Adolor under the terms of this Agreement as they pertain to the rights sublicensed to such Sublicensee. Upon any termination of this Agreement, each sublicense to a Sublicensee will, at the Sublicensee’s option, remain in effect and shall become a direct license of such rights by Lilly to such Sublicensee, subject to the Sublicensee agreeing in writing to assume Adolor’s terms, conditions and obligations to Lilly under this Agreement as they pertain to the sublicensed rights. If the Sublicensee does not elect to receive such direct license, then its sublicense shall terminate. Adolor shall notify Lilly within five (5) business days of executing any such sublicense and shall provide to Lilly a copy of such sublicense, provided that Adolor may redact from such copy any confidential information of Adolor or the Sublicensee that is not relevant to Lilly’s administration of this Agreement.

2.3 Sublicensing Rights - Lilly. With respect to the licenses granted to Lilly in Sections 6.1, and 6.2, such licenses shall include the right of Lilly to sublicense so long as such sublicense is consistent with the terms and conditions of this Agreement. Lilly, further, shall assume responsibility for the performance by its sublicensees of all

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terms, conditions, and obligations imposed on Lilly under the terms of this Agreement as they pertain to the rights sublicensed to such sublicensee.

2.4 Nonassertion. Lilly hereby agrees that with respect to (i) any patent that, on the Effective Date, Lilly or its Affiliates own in the Field of Use or under which it has the right to grant licenses in the Field of Use, and/or (ii) any patent that may later issue during the Term on an application for patent that Lilly or its Affiliates own in the Field of Use or under which it has the right to grant licenses in the Field of Use, and that covers a Licensed Compound or Licensed Product or its manufacture, use or sale, Lilly and its Affiliates will not assert against Adolor, its Affiliates or Sublicensees, any claims for infringement based upon the manufacture, use, sale, offer for sale, or import of any Licensed Compound or Licensed Product to the extent that such claim of infringement is based upon any act that occurs after the Effective Date of this Agreement.

2.5 Non-Compete. During the Term, neither Adolor nor any of its Affiliates shall, directly or indirectly, by itself or through any Third Person, develop, commercialize or sublicense any pharmaceutical product containing a Licensed Compound outside of the Field of Use. During the Term, neither Lilly nor any of its Affiliates shall, directly or indirectly, by itself or through any Third Person, develop, commercialize or sublicense OpRA II for the treatment of disorders relating to gastroenterology or Parkinson’s Disease. Nothing in this Section 2.5 shall be construed as preventing either Party from conducting research, provided that such research does not include Clinical Studies or animal studies in primates.

2.6 Partnering Notification. During the Term: (a) if Adolor desires to sublicense substantially all of its rights to a Licensed Product or Licensed Compound, it shall so notify Lilly in writing not less than fourteen (14) days prior to entering into negotiations with a potential sublicensee, and (b) if Lilly desires to sublicense substantially all of its rights to OpRA II, it shall so notify Adolor in writing not less than fourteen (14) days prior to entering into negotiations with a potential sublicensee. Each Party acknowledges and agrees that the notification requirements in this Section 2.6 shall not be construed as creating a first right of refusal, nor any obligation to negotiate any further agreement with the other Party.

Article 3

Consideration

3.1 Payments from Adolor to Lilly.

In consideration of the licenses set forth in Sections 2.1 and 2.2, Adolor will pay the following amounts to Lilly:

(a) Adolor Payment on the Effective Date. Within five (5) business days of the Effective Date, Adolor will pay Lilly the non-refundable sum of Two Million and No/100 Dollars ($2,000,000.00) by electronic wire transfer in immediately available funds to an account designated by Lilly.

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(b) Milestone Payments for Licensed Products. Within thirty (30) days of Adolor and/or any Sublicensee achieving a milestone event listed below with respect to the first Licensed Product to reach such milestone, Adolor will pay the following specified non-creditable, non-refundable amount by electronic wire transfer in immediately available funds to an account designated by Lilly:

Milestone Event	Payment

[**]

For avoidance of doubt, Adolor shall make each milestone payment to Lilly only for the first Licensed Product to reach such milestone and not for any subsequent Licensed Product(s) that achieve the same milestone event. Notwithstanding anything to the contrary herein, in no event shall the aggregate of all payments due under Section 3.1 exceed [**]. For the avoidance of doubt, in the event that worldwide Net Sales are less than [**] in a given Calendar Year, and in the next Calendar Year worldwide Net Sales are greater than [**], then a milestone payment of [**] would be due to Lilly on account of such Net Sales in the next Calendar Year.

3.2 Third Person Milestone Sharing. In the event that Adolor and a Third Person enter into an agreement pursuant to which Adolor sublicenses rights to a Licensed Product or Licensed Compound in exchange for, among other things, potential future milestone payments, then Adolor will pay to Lilly [**] of each such milestone payments, if any, that Adolor actually receives from such Third Person, provided, however, that the amount payable to Lilly pursuant to this paragraph shall be reduced by any amounts paid by Adolor to Lilly pursuant to Section 3.1(b) as of the date the Third Person milestone payment is triggered. For purposes of this Section 3.2, “milestone payments” means fixed sum payments that are made to Adolor under such sublicense agreement due to the accomplishment of development or commercialization milestones that occur after execution of that agreement.

Solely by way of example, if Adolor receives a milestone payment of [**] under a Third Person sublicense agreement and, as of the date such milestone payment was triggered (“Third Person Milestone Trigger Date”), it had previously paid to Lilly a total of [**] pursuant to Section 3.1(b), then Adolor shall pay to Lilly a payment of [**] (calculated as [**]. If Adolor subsequently receives an additional [**] milestone payment under a Third Person sublicense agreement and if subsequent to the Third Person Milestone Trigger Date noted above it has made additional payments to Lilly under Section 3.1(b) totaling [**], then Adolor shall not be obligated to pay to Lilly any portion of the [**] milestone payment received (i.e., [**]).

[**] =	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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3.3 Royalty Payments from Adolor to Lilly. In consideration for the licenses and rights granted by Lilly in Sections 2.1 and 2.2, and subject to Section 3.4 below, Adolor shall pay Lilly an [**] royalty on Net Sales of Licensed Products. Royalties shall be payable with respect to each country and each Licensed Product or Licensed Compound, and this payment obligation shall continue on a country-by-country basis until the later of: [**], at which point Adolor’s licenses under Sections 2.1 and 2.2 with respect to such country shall be fully paid up. Notwithstanding the foregoing or anything the contrary in this Agreement, no royalties shall be payable with respect to a country as of the date on which all claims of all Licensed Patents applicable to such country have been invalidated. In no event shall Lilly receive more than the above stated royalties on Net Sales of a Licensed Product or Licensed Compound, regardless of the number of Licensed Patents covering such Licensed Product or Licensed Compound.

3.4 Royalty Reductions. On a Licensed Product-by-Licensed Product and country-by-country basis, if, prior to the expiration of Adolor’s obligation to pay Royalties in a particular country [**].

3.5 Record Retention, Royalty Reports, and Royalty Payment Schedule. Adolor shall (and shall require its Affiliates and Sublicensees to) keep complete and accurate books and records that are necessary to ascertain and verify royalty payments owed under Section 3.3. Adolor shall keep such records in accordance with GAAP or, in the case of Sublicensees, such similar accounting principles, consistently applied. Adolor shall furnish Lilly with a quarterly report (“Royalty Report”) on Net Sales of Licensed Products within seventy five (75) days of the end of each Calendar Quarter. The Royalty Report shall include: (i) Net Sales of each Licensed Product and Licensed Compound on a country by country basis for the prior Calendar Quarter, (ii) royalty payments due for such Licensed Product by country, and (iii) the basis for calculating such royalty payment. Royalties due to Lilly shall be paid by Adolor in United States dollars concurrently with the remittance of each Royalty Report (i.e., within seventy five (75) days of the end of each Calendar Quarter).

3.6 Exchange Rates. For those sales of Licensed Product outside the United States, the royalty shall be calculated on the basis of the local currency sales figures translated into United States dollars according to Adolor’s then current standard procedures and methodology. The methodology employed shall be: (i) the methodology used by Adolor or its Sublicensees in the translation of their foreign currency operating results for external reporting; (ii) consistent with GAAP or, in the case of Sublicensees, such similar accounting principles, consistently applied; and (iii) approved and reviewed by Adolor’s or its Sublicensees’ independent certified public accountants.

[**] =	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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3.7 Financial Audits. During the Term and within one (1) year after its termination, Lilly shall, not more than once each year, have the right, at its expense, to select an independent certified public accountant of Lilly’s choice (and reasonably acceptable to Adolor) to inspect Adolor’s and Adolor’s Sublicensee(s)’s records to verify the correctness of the Royalty Reports furnished by Adolor hereunder for the two (2) preceding years to determine the accuracy of any royalty payments made hereunder (which may include examination of Net Sales, and cost of goods). The accountants shall keep confidential any information obtained during such inspection and shall report to Lilly only the royalty payments due and payable. The expense of such audit shall be borne by Lilly, unless the audit establishes that payments for the period examined exceeded the amount that should have been paid by five percent (5%) or more, in which case Adolor shall be responsible for the reasonable expenses of such audit. Within thirty (30) days after both Parties have received an audit report, Adolor will compensate Lilly for any errors or omissions revealed by the audit.

3.8 Taxes and Currency. All payments made under this Agreement shall be in United States dollars. Any and all taxes levied on any payments under this Agreement shall be the liability of and paid by Lilly. If laws or regulations require the withholding of such taxes, the taxes will be deducted by Adolor from the payment and remitted by Adolor to the proper tax authority, provided that Adolor will furnish Lilly with a copy of the official tax receipt on such withholdings as soon as reasonably practicable after such withholding, and give Lilly such assistance as may be reasonably necessary to enable or assist Lilly to claim exemption therefrom. Proof of payment shall be provided to Lilly within ninety (90) days after payment. Adolor will cooperate in pursuing tax refunds, if such refund is appropriate in Lilly’s determination.

3.9 Late Payment. In the event a payment is past due as described in this Article 3, any unpaid balance shall accrue interest at the lesser of: (i) a rate equal to the United States prime interest rate (as reported in the Wall Street Journal, or comparable publication if the Wall Street Journal no longer reports such rate, published on the date closest to the date payment was due) plus six percent (6%), or (ii) the maximum interest allowed by law. Such interest shall be calculated from the date payment was due until the date Adolor sends the payment to Lilly. The late payment fees described in this Section, shall be in addition to any other remedies available to Lilly under applicable law.

Article 4

Transfers of Know-How and Responsibility for Supplying Licensed Compound

4.1 Transfer of Licensed Know-How; Access to Information. Within fifteen (15) business days of the Effective Date, Lilly shall supply Adolor with the Licensed Know-How, as is, in the form of copies of electronic data, relevant documents, and where reasonably necessary, raw data (as defined in the cGLP) and access to Persons with knowledge of such Licensed Know-How. For a period of one year following the Effective Date, and upon reasonable notice to Lilly, Adolor and its representatives shall be afforded reasonable access during normal business hours, or

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such other hours as are reasonable under the circumstances, to examine records and documents in Lilly’s possession that are reasonably required or useful for Adolor to complete its development activities under the Agreement.

4.2 Research and Development Material. Within ten (10) days of Adolor’s request for the same, Lilly shall provide Adolor with all or substantially all of the Licensed Compound and Licensed Products that it has control over; provided, that Lilly may retain de minimis quantities of Licensed Compound and Licensed Products for “research purposes” to the extent permitted under Section 2.1; and provided further, that thereafter, Lilly shall have no obligation to provide Adolor with any quantities of Licensed Compounds that Adolor needs to accommodate its research and development, and commercialization efforts under this Agreement.

4.3 Regulatory Documents. Within fifteen (15) business days of the Effective Date, Lilly shall: (a) notify the FDA that it is transferring ownership of the IND for OpRA III to Adolor, (b) otherwise use its best efforts to transfer to Adolor any foreign IND counterparts for the Licensed Compound and the Licensed Products, and (c) identify Third Person manufacturers of API starting materials and intermediates. As soon as practicable but in no event more than thirty (30) days after the Effective Date, Lilly, to the extent it has the right to do so, shall deliver to Adolor, and shall use reasonable best efforts to cause its contractors to promptly deliver to Adolor, all Regulatory Documents related to Licensed Compounds or Licensed Products, and that are reasonably required to commercialize such Licensed Compounds or Licensed Products, that Lilly or such contractors own or control, subject to Adolor’s payment of the reasonable costs and expenses incurred by Lilly or its contractors in connection with facilitating the delivery of such items. To the extent it has the right to do so, Lilly shall assign to Adolor, and shall use reasonable best efforts to cause its contractors to assign to Adolor, ownership of all Regulatory Documents that relate solely to Licensed Compounds or Licensed Products. With respect to any Regulatory Documents that relate to both Licensed Compounds or Licensed Products and other compounds or products, Lilly shall, to the extent it has the right to do so, permit Adolor, and shall use reasonable best efforts to cause its contractors to permit Adolor, to reference such Regulatory Documents as necessary solely in connection with Adolor’s development, manufacturing and/or commercialization of Licensed Compounds or Licensed Products. Should Adolor elect to sublicense, or to co-market or co-promote any Licensed Product with a Third Person, Adolor shall have the right to provide appropriate access to such Regulatory Documents to such Third Person. Adolor shall be responsible for paying all transfer costs to Lilly’s contractors, if any, in connection with the foregoing activities.

Article 5

Development and Commercialization of Licensed Products

5.1 Development, Commercialization, and Manufacturing. As of the Effective Date and except as expressly provided in this Agreement, Adolor shall become responsible for, and Lilly shall have no further responsibility (financially and otherwise) for Licensed Compounds or Licensed Products, including: any aspects of developing (including pre-clinical and clinical); filing INDs, Applications for Marketing

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Authorization (and clinical protocols developed in support thereof); or obtaining Regulatory Approvals; manufacturing; or commercializing. Subject to Adolor’s obligations under Article 12, Adolor or its Sublicensees also shall hold legal title to INDs and Applications for Marketing Authorization. Except in accordance with this Agreement, Lilly shall have no financial obligation relating to Licensed Compounds or Licensed Products.

5.2 Progress Reports to Lilly. After Lilly has transferred the Know-How under Article 4, Adolor shall provide to the attention of Lilly’s Executive Vice President, Science and Technology, reports demonstrating the progress made to develop and commercialize the Licensed Compound or Licensed Product, as applicable, within thirty (30) days of the end of each Calendar Year.

5.3 Adverse Event Reporting. Upon the transfer of the INDs to Adolor, Lilly will provide Adolor any reported adverse event(s) and serious adverse event(s) related to the Licensed Product or Licensed Compound. (The term “serious adverse events” means any untoward medical event or reaction that at any dose: results in death, is life-threatening; requires inpatient hospitalization or prolongation of present hospitalization; results in persistent or significant disability/incapacity; is a congenital anomaly/birth defect; is a medically important event or reactions for other reasons serious.) Adolor agrees to report adverse events and serious adverse events that occur during the development and marketing of Licensed Products to the relevant regulatory authorities promptly according to the applicable regulations. All appropriate records will be retained as per Adolor’s internal retention process. If this Agreement is terminated under Sections 12.2 or 12.4, Adolor will, upon Lilly’s request, supply Lilly with relevant safety information with respect to Licensed Products in either a MedWatch or CIOMS I format or other such form as is in general international use.

Article 6

Transfer of Regulatory Documents; License to Lilly

6.1 Regulatory Documents. If this Agreement is terminated by Lilly as permitted under Section 12.4, as soon as practicable but in no event more than ninety (90) days after the effective date of such termination, Adolor, to the extent it has the right to do so, shall deliver to Lilly, and shall use reasonable best efforts to cause its Sublicensees and contractors to promptly deliver to Lilly, all Regulatory Documents related to Licensed Compounds or Licensed Products, and that are reasonably required to commercialize such Licensed Compounds or Licensed Products, that Adolor or such Sublicensees or contractors own or control, subject to Lilly’s payment of the reasonable costs and expenses incurred by Adolor or its Sublicensees or contractors in connection with facilitating the delivery of such items. To the extent it has the right to do so, Adolor shall assign to Lilly, and shall use reasonable best efforts to cause its Sublicensees and contractors to assign to Lilly, ownership of all Regulatory Documents that relate solely to Licensed Compounds or Licensed Products. With respect to any Regulatory Documents that relate to both Licensed Compounds or Licensed Products and other compounds or products, Adolor shall, to the extent it has the right to do so, permit Lilly, and shall use reasonable best efforts to cause its Sublicensees and contractors to

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permit Lilly, to reference such Regulatory Documents as necessary solely in connection with Lilly’s development, manufacturing and/or commercialization of Licensed Compounds or Licensed Products. Should Lilly elect to sublicense, or to co-market or co-promote any Licensed Product with a Third Person, Lilly shall have the right to provide appropriate access to such Regulatory Documents to such Third Person. Lilly shall be responsible for paying all transfer costs, royalties, and similar payments to Adolor’s Sublicensees and contractors, if any, in connection with the foregoing activities.

6.2 Adolor Improvements and Adolor Technology. If this Agreement is terminated by Lilly as permitted under Section 12.4, as soon as practicable but in no event more than ninety (90) days after the effective date of such termination, Adolor shall, to the extent it has the right to do so, provide Lilly with access to all Adolor Improvements and Adolor Technology related to Licensed Compounds or Licensed Products that are in Adolor’s possession or control (including by delivering copies of all relevant documentation), which items Lilly shall have the right to use only in connection with making, having made, using, selling, offering for sale and importing, Licensed Compounds and Licensed Products. Lilly shall reimburse Adolor for the reasonable costs and expenses incurred by Adolor in connection with the transfer of such items, including any such amounts payable to Adolor’s Sublicensees or contractors. If this Agreement is terminated by Lilly as permitted under Section 12.4, Adolor shall grant and hereby does grant to Lilly, to the extent it has the right to do so, a royalty-free, exclusive license solely to make, have made, use, sell, offer for sale, and import Licensed Compounds and Licensed Products using all Adolor Improvements and Adolor Technology. Lilly shall be responsible for payment of any royalties or other amounts due from Adolor to any Third Person on account of Lilly’s exercise of such license rights.

6.3 Transfer Back on Termination. If this Agreement is terminated under Sections 12.2 or 12.3 then Adolor shall return to Lilly the Regulatory Documents, Licensed Compounds and Licensed Products. The Parties shall negotiate in good faith a license to Lilly of any Adolor Technology or Improvements that are reasonably required for the continued development, use or sale of the Licensed Compounds or Licensed Products.

Article 7

Intellectual Property

7.1 Adolor Improvements and Adolor Technology - Ownership. Except as expressly set forth in this Agreement, Lilly shall have no rights, title or interest in or to any Adolor Improvements or Adolor Technology. Nothing herein shall obligate Adolor to file, prosecute, defend or maintain any applications or patents covering Adolor Improvements or Adolor Technology.

7.2 Lilly Provision of Data or Other Information. Upon Adolor’s request, Lilly shall provide all data or other information in Lilly’s possession that is reasonably necessary for the preparation, filing, prosecution, exploitation or enforcement of patents or patent applications relating to the Adolor Improvements or Adolor Technology. Such

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data and other information shall be delivered by Lilly to Adolor promptly, but in no event more than fifteen (15) days after Adolor’s request. Except as provided in Section 9.1(vii) with respect to Lilly Confidential Information, Adolor shall not require written approval from Lilly to use data or other information in connection with the preparation, filing, prosecution, exploitation or enforcement of patents or patent applications relating to the Adolor Improvements or Adolor Technology.

7.3 Filing, Prosecution and Maintenance of Licensed Patents. During the Term, Lilly will file, prosecute and maintain the Licensed Patents using patent counsel of its choice, but reasonably acceptable to Adolor (Adolor’s consent not to be unreasonably withheld or delayed); provided, however, that upon an OpRA II Termination Event and thereafter during the Term: (i) Adolor will file, prosecute and maintain the Licensed Patents using patent counsel of its choice, but reasonably acceptable to Lilly (Lilly’s consent not to be unreasonably withheld or delayed), and (ii) Lilly shall transfer to Adolor in a timely manner all documents and other materials in Lilly’s possession or control that are reasonably required for Adolor to perform said activities.

7.4 Adolor Right to Comment on Lilly’s Proposed Communications with a Patent Office. Before submission by Lilly of any communication to any Patent Office (including the U.S. Patent and Trademark Office) that may affect a pending or granted claim of the Licensed Patents encompassing the Licensed Compound, methods of making the Licensed Compound or methods of using the Licensed Compound, Adolor shall have the right to review the communication and provide comments to Lilly. Lilly shall submit to Adolor a copy of any such proposed communication at least thirty (30) days in advance of the due date of said proposed communication for Adolor’s comment. Adolor shall promptly communicate any comments to Lilly within fifteen (15) days of its receipt of such communication and Lilly shall consider such comments in good faith and shall not unreasonably reject any such comments.

7.5 Patent Costs. Lilly shall bear all expenses incurred in preparing, filing, prosecuting, defending and maintaining all patent applications and patents under the Licensed Patents; provided, however, that upon an OpRA II Termination Event and thereafter during the Term Adolor shall bear all expenses incurred in preparing, filing, prosecuting, defending and maintaining all patent applications and patents under the Licensed Patents. Each Party shall treat any patent applications under Licensed Patents as Confidential Information of the other Party in accordance with the provisions of Section 9.1. Each Party shall keep the other reasonably informed of the status of its preparation, filing, prosecution, defense and maintenance of all patent applications and patents under the Licensed Patents. Upon receipt of written requests from the other Party, each Party also shall provide the other Party with written reports of all such patent applications and patents and the status thereof, and any other information in its possession that is reasonably necessary for the other Party to evaluate the scope of patent protection provided by the Licensed Patents. Should an official action rejecting any of the pending claims within the Licensed Patents require that an amendment be made or action be taken which would limit or substantially change the scope of any

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license rights granted to Adolor hereunder, the controlling Party will timely inform the other thereof, will consult with the other Party with respect thereto and allow the other Party to reasonably assist in formulating a response in connection therewith.

7.6 Failure to File or Maintain Applications or Patents. Lilly shall prosecute all patent applications in good faith and use commercially reasonable efforts, and in no event shall Lilly dedicate lesser efforts than those exercised for its other patent applications not directly related to the Licensed Compound or Licensed Product. Notwithstanding the foregoing provisions of this Article 7, either Party may decide not to file or to abandon its prosecution, defense or maintenance of any applications or patents encompassed within the Licensed Patents, as the case may be, (or any claims therein). The abandoning Party shall give the other Party reasonable written notice to this effect, said notice to be given at least thirty (30) days in advance of the date such filing is due or such abandonment will occur to the extent reasonably possible. The notified Party may, at its expense and in the other Party’s name, if necessary, file, prosecute, defend and/or maintain any such applications or patents (or any claims therein).

If this Agreement has been terminated by Lilly as permitted under Section 12.4 and Adolor decides not to file or to abandon the prosecution, defense or maintenance of any applications or patents encompassing Adolor Improvements or Adolor Technology, it shall give Lilly reasonable written notice to this effect, said notice to be given at least thirty (30) days in advance of the date such filing is due or such abandonment will occur to the extent reasonably possible. After such notice, Lilly may, at its expense and to the extent Adolor has the right to permit Lilly to do so, file, prosecute, defend and/or maintain such applications or patents.

7.7 Patent Term Extensions. For Licensed Patents, Lilly is under no obligation to apply for term extensions, supplemental protection certificates, or functional equivalents thereof; provided, however, that upon an OpRA II Termination Event and thereafter during the Term Adolor may apply for (in Lilly’s name and on Lilly’s behalf where reasonably necessary) term extensions, supplemental protection certificates, or functional equivalents thereof. Lilly will provide Adolor with all material, information and data in its possession reasonably necessary or reasonably useful to prepare such items.

7.8 Declaratory Judgment Action - Licensed Patents. In the event that a declaratory judgment action alleging invalidity, unenforceability or noninfringement of any patent under the Licensed Patents is brought against Adolor and Adolor chooses not to defend against such action, Lilly may within thirty (30) days after commencement of such declaratory action elect to intervene in such action and take over the defense thereof at Lilly’s own expense.

Notwithstanding anything to the contrary in this Article, or in Article 8, in the event that a declaratory judgment action alleging invalidity, unenforceability or noninfringement of any patent under the Licensed Patents is brought against Lilly and Lilly chooses not to defend against such action, Adolor may within thirty (30) days after

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commencement of such declaratory action elect to intervene in such action and take over the defense thereof at Adolor’s own expense.

7.9 Declaratory Judgment Action - Patents on Adolor Improvements and Adolor Technology. After an OpRA III Termination Event, if a declaratory judgment action alleging invalidity, unenforceability or noninfringement of any patents that cover Adolor Improvements or Adolor Technology shall be brought against Lilly, Adolor may within thirty (30) days after commencement of such declaratory action elect to intervene in such action and take over the defense thereof at Adolor’s own expense.

7.10 Paragraph IV Notice. If either Party receives a notice under 21 U.S.C. §355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) concerning a Licensed Patent (a “Paragraph IV Notice”), then it shall provide a copy of such notice to the other Party within two (2) Business Days after its receipt thereof. Adolor shall have the only right, but no obligation, to initiate patent infringement litigation based on a Paragraph IV Notice concerning a Licensed Product, at its own expense. Upon request of Adolor, Lilly agrees to timely join as party-plaintiff in any such litigation, and in any event to cooperate with Adolor in connection with such infringement action, including timely filing such action in Lilly’s name if required.

7.11 Limitation on Cooperation with Third Parties. Adolor agrees to not cooperate with any Third Person beyond what cooperation Adolor may be required to provide by law, in any action or proceeding to render any patent (or any claim therein) under the Licensed Patents invalid, unenforceable, or not infringed, and will not lodge or cooperate with any Third Person beyond what cooperation Adolor may be required to provide by law, in lodging any opposition against any pending patent application relating to the Licensed Patents.

Conversely, if this Agreement has been terminated by Lilly as permitted under Section 12.4, Lilly agrees to not cooperate with any Third Person beyond what cooperation Lilly may be required to provide by law, in any action or proceeding to render any patent (or any claim therein) that cover Adolor Improvements or Adolor Technology invalid, unenforceable, or not infringed, and will not lodge or cooperate with any Third Person beyond what cooperation Lilly may be required to provide by law, in lodging any opposition against any pending patent application relating to Adolor Improvements or Adolor Technology.

Article 8

Infringement

8.1 Notification of Suspected Infringement. Each Party shall promptly notify the other in writing of any actual, potential or suspected infringement (collectively, “alleged infringement”) of any Licensed Patents of which such Party becomes aware, and shall promptly provide the other Party with all reasonably available evidence of such alleged infringement. Promptly after such notification regarding any such alleged infringement, Adolor and Lilly shall consult and cooperate fully to determine a course of action, if possible, to terminate such alleged infringement without litigation.

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8.2 Infringement of Licensed Patents. Adolor shall have the right, but not the obligation, to prosecute at its own expense and through counsel of its own choice all actions for infringement of patents under the Licensed Patents to the extent relating to Licensed Compounds or Licensed Products. In furtherance of such right, Lilly understands and agrees that Adolor may join Lilly as a party plaintiff in any such action without expense to Lilly. The total out-of-pocket cost to Adolor of any such infringement action commenced by Adolor shall be borne by Adolor. The recovery award shall be divided as follows: Adolor shall apply any recovery of costs or damages derived from such action as follows: [**].

Lilly shall have the right to request that Adolor take legal action against any infringement of the Licensed Patents with respect to any Licensed Compound or Licensed Product, as the case may be. Such request shall be by written notice. The notice shall set forth the facts of such alleged infringement in reasonable detail, and shall be accompanied by reasonable evidence of such infringement. If the infringing activity is not abated within three (3) months of the time Lilly requests that Adolor take legal action, and either Adolor has not commenced an infringement action, or Adolor shall have notified Lilly of its intention not to commence an infringement action, or Adolor shall have ceased its prosecution of an infringement action, then and only then, shall Lilly have the right, but not the obligation, to prosecute at its own expense and through counsel of its own choice an action for infringement (including any related counterclaim for invalidity) of such Licensed Patents with respect to Licensed Compound or Licensed Product. In furtherance of such right, Adolor understands and agrees that Lilly may join Adolor as a party plaintiff in any such action without expense to Adolor. The total out-of-pocket cost to Lilly of any such infringement action commenced by Lilly shall be borne by it. The recovery award shall be divided as follows: Lilly shall apply any recovery of costs or damages derived from such action as follows: [**].

8.3 Infringement of Patents Covering Adolor Improvements or Adolor Technology. Adolor shall have the right, but not the obligation, to prosecute at its own expense and through counsel of its own choice all actions for infringement of any patents that cover Adolor Improvements or Adolor Technology. Adolor shall retain the entirety of any recovery from such infringement action; provided, however, that if this Agreement has been terminated by Lilly as permitted under Section 12.4, Adolor, after reimbursing itself for its out-of-pocket expenses, including reasonable attorneys’ fees, incurred in prosecuting such infringement action, shall pay to Lilly any remaining portion of such recovery that relates solely and directly to a Licensed Compound, or a Licensed Product.

[**] =	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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If this Agreement has been terminated by Lilly as permitted under Section 12.4, Lilly shall have the right to request that Adolor take legal action against infringement of the patents that cover Adolor Improvements or Adolor Technology that relate to any Licensed Compound, or any Licensed Product. Such request shall be by written notice and shall be accompanied by reasonable evidence of such infringement. If within three (3) months of the time Lilly requests that Adolor take legal action the infringing activity shall not have been abated, and either Adolor has not commenced an infringement action or Adolor has notified Lilly of Adolor’s intention not to commence an infringement action, or Adolor shall have ceased its prosecution of an infringement action, then and only then, shall Lilly have the right, but not the obligation, to prosecute at Lilly’s own expense and through counsel of its own choice an action for infringement of such patents, provided such infringement relates directly to a Licensed Compound, or a Licensed Product. The right for Lilly to prosecute infringers shall include the right for Lilly to prosecute such suits in Adolor’s name, and Adolor consents to be a party plaintiff in any such action. The recovery award shall be divided as follows: Lilly shall apply any recovery of costs or damages derived from such action as follows: [**].

8.4 Settlement of Litigation. No settlement, consent judgment or other final disposition of an action for infringement or validity may be entered into as to any patent (or claim therein) under the Licensed Patents without Lilly’s prior written consent, which consent shall not be unreasonably withheld. No settlement, consent judgment or other final disposition of an action for infringement or validity that is inconsistent with the rights and licenses granted to Adolor under this Agreement may be entered into as to any patent (or claim therein) under the Licensed Patents without Adolor’s prior written consent, which consent shall, also, not be unreasonably withheld. Furthermore, if this Agreement has been terminated by Lilly as permitted under Section 12.4, no settlement, consent judgment or other final disposition of an action for infringement or validity that is inconsistent with the rights and licenses granted to Lilly under this Agreement may be entered into as to any patent covering Adolor Improvements or Adolor Technology without Lilly’s written consent, which consent shall not be unreasonably withheld. It is recognized by both Parties that what is reasonable will differ depending on whether the owner of the intellectual property is the Party conducting the action or whether it is the licensee who is conducting the action due to a failure to act by the owner.

[**] =	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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8.5 Cooperation. In any declaratory or Paragraph IV action conducted pursuant to Article 7 or any infringement or declaratory action conducted pursuant to this Article, both Parties shall cooperate in all respects and have their employees testify and shall make available relevant records, papers, information, samples, specimens and the like without compensation except for out-of-pocket expenses, which shall be borne by the Party initiating or defending such action. In the event the Parties disagree on the choice of counsel, the conduct of litigation in the aforementioned actions, for so long as Lilly is proceeding with the development or commercialization of OpRA II, Lilly shall, in good faith, have final decision authority.

Article 9

Confidentiality

9.1 Adolor’s Obligations. Adolor will maintain the Licensed Know-How and other proprietary or trade secret information of Lilly which has been designated to Adolor as such (“Lilly Confidential Information”) as confidential during the Term and for a period of ten (10) years after the expiration or earlier termination of this Agreement, unless Lilly agrees that disclosure will not adversely affect Lilly’s proprietary interests, such agreement not to be unreasonably withheld. However, such obligation of confidentiality and the use restrictions in Section 9.3 shall not apply to any Lilly Confidential Information which:

(i) is, as of the Effective Date, in the public domain, or subsequently enters the public domain through no fault of Adolor, it employees or agents;

(ii) was known by Adolor prior to disclosure by Lilly hereunder as demonstrated by written documentation;

(iii) is disclosed to Adolor by a Third Person lawfully in possession of same and having the right to disclose same;

(iv) is independently developed by Adolor as demonstrated by written evidence without reference to information disclosed to Adolor by Lilly;

(v) is disclosed pursuant to Lilly’s prior written approval;

(vi) is required to be disclosed to (or by) a governmental authority provided reasonable notice of the impending disclosure is provided to Lilly and Adolor provides reasonable assistance to Lilly in order to permit Lilly to contest such disclosure;

(vii) is required to be disclosed in order to allow Adolor to (a) defend against litigation with a Third Person, (b) file, prosecute or enforce patents and patent applications, provided Adolor shall not use such information in any patent application without Lilly’s prior written approval, such approval not to be unreasonably withheld or delayed, (c) comply with governmental regulations, or

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(d) file or support an IND or an Application for Market Authorization for a Licensed Product;

(viii) is required to be disclosed in order to allow Adolor to develop or obtain Regulatory Approval of a Licensed Product;

(ix) is disclosed to a Third Person in connection with developing, testing, evaluating or applying for or securing Regulatory Approval of a Licensed Product or a Licensed Compound, or for commercializing a Licensed Product, provided such Third Person has agreed to be bound by confidentiality and non-use terms at least as stringent as those in this Agreement; or

(x) is disclosed to a potential Sublicensee who has entered into, or is contemplating entering into, a written agreement with Adolor regarding the commercialization of Licensed Product, provided such potential Sublicensee has agreed to be bound by confidentiality and non-use terms at least as stringent as those in this Agreement.

9.2 Lilly’s Obligations. Lilly will maintain all Adolor Improvements, Adolor Technology, Royalty Reports and any other proprietary or trade secret information of Adolor which has been designated to Lilly as such (“Adolor Confidential Information”) as confidential during the Term and for a period of ten (10) years after the expiration or earlier termination of this Agreement, unless Adolor agrees that disclosure will not adversely affect Adolor’s proprietary interests, such agreement not to be unreasonably withheld. However, such obligation of confidentiality and the use restrictions in Section 9.3 shall not apply to any Adolor Confidential Information which:

(i) is, as of the Effective Date, in the public domain, or subsequently enters the public domain through no fault of Lilly, it employees or agents;

(ii) was known by Lilly prior to disclosure by Adolor hereunder as demonstrated by written documentation;

(iii) is disclosed to Lilly by a Third Person lawfully in possession of same and having the right to disclose same;

(iv) is independently developed by Lilly as demonstrated by written evidence without reference to information disclosed to Lilly by Adolor;

(v) is disclosed pursuant to Adolor’s prior written approval;

(vi) is required to be disclosed to (or by) a governmental authority provided reasonable notice of the impending disclosure is provided to Adolor and Lilly provides reasonable assistance to Adolor in order to permit Adolor to contest such disclosure;

(vii) is required to be disclosed in order to allow Lilly to (a) defend against litigation with a Third Person, (b) file, prosecute or enforce patents and patent

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applications, provided Lilly shall not use such information in any patent application without Adolor’s prior written approval, such approval not to be unreasonably withheld, (c) comply with governmental regulations, or (d) following any termination of this Agreement by Lilly as permitted under Section 12.4, file or support an IND or an Application for Market Authorization for a Licensed Product;

(viii) following any termination of this Agreement by Lilly as permitted under Section 12.4, is required to be disclosed in order to allow Lilly to develop or obtain Regulatory Approval of a Licensed Product;

(ix) following any termination of this Agreement by Lilly as permitted under Section 12.4, is disclosed to a Third Person in connection with developing, testing, evaluating or applying for or securing Regulatory Approval of a Licensed Product or a Licensed Compound, or for commercializing a Licensed Product, provided such Third Person has agreed to be bound by confidentiality and non-use terms at least as stringent as those in this Agreement; or

(x) following any termination of this Agreement by Lilly as permitted under Section 12.4, is disclosed to a potential sublicensee who has entered into, or is contemplating entering into, a written agreement with Lilly regarding the commercialization of Licensed Product, provided such potential sublicensee has agreed to be bound by confidentiality and non-use terms at least as stringent as those in this Agreement.

9.3 Use of Confidential Information. Other than to perform its obligations or exercise its rights under this Agreement, neither Party shall use for any purpose any Confidential Information of the other Party received under this Agreement.

9.4 Release of Other Information. Neither Party shall use the name of the other Party in any publication or announcement of this Agreement (other than to its employees) without the prior written approval of the other Party. Without limitation, this prohibition applies to press releases, annual reports, prospectuses, public statements, educational and scientific conferences, promotional materials, governmental filings and discussions with public officials, securities analysts, investors and the media. However, subject to the requirements for review and approval that follow, this provision does not apply to a disclosure regarding this Agreement, which counsel to a Party has advised is required by law or regulation, to regulatory agencies such as the FDA, Securities and Exchange Commission (“SEC”), Federal Trade Commission and/or Department of Justice. This includes requests for a copy of this Agreement or related information by tax authorities. If any Party to this Agreement determines a release of information regarding the existence or terms of this Agreement is required by law or regulation, prior to any release of such information, that Party will notify the other Party as soon as practical and provide reasonably appropriate detail in relation to the disclosure required and will endeavor in good faith to provide the other Party with a minimum of five (5) business days to review the proposed public statement. The Parties will then discuss what information, if any, will actually be released and, unless required by law, no such release shall be made unless both Parties consent to the disclosure and content to be

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disclosed, such consent not to be unreasonably withheld. In addition, Lilly shall have ten (10) business days to review and comment on any redacted version of this Agreement to be filed with the SEC or other agencies, and Adolor shall use all reasonable efforts to redact therefrom any such information that Lilly shall reasonably request within such ten (10) business day period. Nothing herein shall prohibit Adolor or Lilly from disclosing this Agreement or its terms to a potential Sublicensee who has entered into, or is contemplating entering into, a written agreement with Adolor or Lilly regarding the commercialization of a Licensed Product or OpRA II, respectively, provided such potential Sublicensee has agreed to be bound by confidentiality at least as stringent as Adolor’s confidentiality obligation to Lilly under this Agreement.

Each Party shall submit to the other all press releases concerning this Agreement and shall not release such press releases without the other Party’s prior approval (which shall not be unreasonably withheld).

9.5 Publications By Adolor. Provided that the First Commercial Sale of a Licensed Product or Licensed Compound has not yet occurred, and provided that an OpRA II Termination Event has not yet occurred, then, at least forty-five (45) days prior to its intended submission for publication, Adolor shall provide Lilly the opportunity to review and comment on the impact that any proposed publication regarding Licensed Compound or Licensed Product (whether oral, written, or otherwise), including any abstracts or manuscripts, might have on the Lilly Confidential Information or Lilly’s intellectual property rights. At Lilly’s request, Adolor shall delay submission for a period sufficient to permit adequate steps to be taken to secure patent protection for any patentable subject matter referred to therein, which will not be for a period longer than 60 days beyond the initial 45-day review period. Adolor or Lilly, as the case may be, shall take reasonable steps to secure such protection on inventions in accordance with the appropriate provisions of Article 7 of this Agreement. At Lilly’s request, confidential information shall be removed from such proposed publication.

9.6 Publications By Lilly. Provided that the First Commercial Sale of OpRA II has not yet occurred, and at least forty-five (45) days prior to its intended submission for publication, Lilly shall provide Adolor the opportunity to review and comment on the impact that any proposed publication regarding Licensed Compound or Licensed Product (whether oral, written, or otherwise), including any abstracts or manuscripts, might have on the Adolor Confidential Information or Adolor’s intellectual property rights. At Adolor’s request, Lilly shall delay submission for a period sufficient to permit adequate steps to be taken to secure patent protection for any patentable subject matter referred to therein, which will not be for a period longer than 60 days beyond the initial 45-day review period. Lilly or Adolor, as the case may be, shall take reasonable steps to secure such protection on inventions in accordance with the appropriate provisions of Article 7 of this Agreement. At Adolor’s request, confidential information shall be removed from such proposed publication.

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Article 10

Representations, Warranties, Covenants, and Disclaimers

10.1 No Litigation. Each Party represents that there is no litigation or proceeding pending or, to the best of such Party’s knowledge, threatened against or involving such Party in any court or before any agency or regulatory body that is reasonably expected to result in a judgment or liability against such Party that would adversely affect its ability or right to carry on its business as now conducted or to perform its obligations under this Agreement.

10.2 Ownership and Encumbrances. Lilly hereby represents that it is the owner of the Licensed Patents and the Licensed Know-How and that it has and shall maintain for the Term the full right and power to grant the licenses set forth in Sections 2.1, and 2.2 in the manner and to the extent set forth herein, free and clear of any adverse assignment or other similar encumbrances inconsistent with such commitments and grants, subject to the provisions of Article 7 and Article 8 above.

10.3 Licensed Patents. To the best of Lilly’s knowledge as of the Effective Date, there is no claim or demand of any Person pertaining to, or any proceeding which is pending or threatened, that challenges or opposes the rights of Lilly in respect of any of the Licensed Patents or Licensed Know-How, or that asserts the invalidity, misuse, unregisterability or unenforceability of any of the Licensed Patents, or requests the reexamination of any of the Licensed Patents or through the institution or written threat of institution of interference, nullity or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign entity, and there is no colorable basis for any such claims.

(i) To the best of Lilly’s knowledge (with the exception of U.S. Patents [**] and any foreign equivalents of which Lilly is aware but has made no determination of validity or infringement) as of the Effective Date, the manufacture, use or sale of Licensed Compound or Licensed Product as contemplated hereunder will not infringe or constitute misappropriation of or otherwise violate any valid and enforceable patent or other proprietary rights of any Third Person. Neither Lilly nor any of its Affiliates have received any verbal or written notice or claim that such manufacture, use or sale will constitute the infringement or misappropriation or otherwise violate any patent or other proprietary rights of any Third Person.

(ii) To the best of Lilly’s knowledge as of the Effective Date, Lilly has obtained assignments of the Licensed Patents listed in Schedule 1.25 from the inventors named therein, and all such assignments of inventorship rights are valid and enforceable; and there is no claim of any Person pertaining to, or any proceeding which is pending or threatened, that challenges the inventorship of the Licensed Patents;

[**] =	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(iii) To the best of Lilly’s knowledge as of the Effective Date, there is no pending patent application of any Third Person or entity that discloses subject matter that may potentially interfere under 35 U.S.C. § 135 with the subject matter of the Licensed Patents;

(iv) To the best of Lilly’s knowledge as of the Effective Date, Lilly has complied with all applicable Laws in all material respects, including any disclosure and duty of candor requirements, in connection with the filing, prosecution and maintenance of the Licensed Patents in the Territory;

(v) Lilly hereby represents that the Licensed Know-How provided to Adolor hereunder and the Licensed Patents as defined in Schedule 1.25 are as of the Effective Date all of the intellectual property rights owned or controlled by Lilly or its Affiliates, and to the best of Lilly’s knowledge any Third Party, that are necessary or desirable for the use, sale, offer for sale, import, manufacture, or the having manufactured of the Licensed Compounds and the Licensed Products in the Field of Use in the Territory.

10.4 Licenses-Adolor. Adolor hereby warrants that it has and shall maintain for the Term, the full right and power to satisfy its commitments to Lilly under Section 6.1, and to grant the licenses set forth in Sections 6.2 and 2.3 in the manner and to the extent set forth, free and clear of any adverse assignment, grant or other encumbrances inconsistent with such commitments and grants, subject to the provisions of Articles 7 and 8 above.

10.5 No Debarment. Each Party represents and warrants to the other that it will comply at all times with the provisions of the Generic Drug Enforcement Act of 1992 and upon request each Party will certify in writing to the other Party that neither such Party, its employees, nor any Person providing services for such Party under this Agreement has been debarred under the provisions of such Act.

10.6 Conducting Development Work Under Agreement. All work carried out by Adolor with respect to Licensed Compounds or Licensed Products shall be carried out in material compliance with applicable laws at the site where such work is being conducted, including, without limitation, international, foreign, federal, state, and local laws, statutes, regulations, guidelines or orders and any relevant cGMP, cGLP and cGCP requirements.

10.7 Corporate Existence. As of the Effective Date, each Party represents to the other that it is a company duly organized, validly existing, and, if relevant in its jurisdiction of formation, in good standing under the laws of the jurisdiction in which it is formed.

10.8 Authority to Execute and Perform. As of the Effective Date, each Party represents to the other that it:

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(i) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder;

(ii) has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement; and

(iii) has duly executed and delivered the Agreement, which constitutes a legal, valid, and binding obligation of it and which is enforceable against it in accordance with the terms of this Agreement.

10.9 No Approvals or Consents. Each Party, as of the Effective Date, represents to the other Party that all necessary consents, approvals and authorizations of all governmental authorities and Third Persons required to be obtained by such Party in connection with its execution of this Agreement and the transfer of rights described in this Agreement have been obtained.

10.10 No Conflict. Each Party represents to the other that its execution and delivery of the Agreement and its performance of its obligations hereunder:

(i) do not conflict with or violate any requirement of applicable law or regulation or any provision of its company governance documents in any material way, and

(ii) do not conflict with, violate, breach, or constitute a default under any contractual obligation or court or administrative order by which such Party is bound.

10.11 Cooperation. The Parties agree to cooperate with each other in determining whether any filings are required to be made or consents required to be obtained in the jurisdictions in connections with the transactions contemplated hereby and in making or causing to be made any such filings promptly and in seeking to obtain in a timely manner any such consents. The Parties shall furnish to each other all information as may be reasonably required in order to effectuate the foregoing.

10.12 OpRA III Information. Lilly represents to Adolor that Lilly has given Adolor access to all clinical and pre-clinical data and information about the Licensed Compound and the Licensed Product that is in Lilly’s or its Affiliates’ possession, including access to all INDs, the NDA and related filings with the FDA for the Licensed Compound and the Licensed Product and all material correspondence to and from the FDA relating to the foregoing matters.

10.13 DISCLAIMER OF IMPLIED WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS Article 10, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER AS TO THE LICENSED PATENTS, KNOW-HOW, LICENSED COMPOUNDS, LICENSED PRODUCTS, REGULATORY DOCUMENTS, ADOLOR IMPROVEMENTS OR ADOLOR TECHNOLOGY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTE, OR OTHERWISE, AND

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EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES INCLUDING WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE. Without limiting the foregoing, each Party acknowledges that it has not and is not relying upon any implied warranty of merchantability or of fitness for a particular purpose or otherwise, or upon any representation or warranty whatsoever as to the prospects (financial, regulatory or otherwise), validity, or likelihood of success of Licensed Compounds, or Licensed Products after the Effective Date.

10.14 DISCLAIMER OF INCIDENTAL AND CONSEQUENTIAL DAMAGES. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTHING IN THIS SECTION IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY.

Article 11

Indemnification

11.1 Indemnification.

(a) Adolor’s Obligation. Except to the extent an action as described below involves gross negligence or willful misconduct by Lilly, its officers, directors, employees and/or agents, Adolor shall defend Lilly, its officers, directors, employees and/or agents against any and all third-party claims, suits, actions or proceedings (including claims alleging personal injury (including death) to any Person or damage to tangible property) resulting from or arising out of: [**]. In addition, Adolor shall indemnify and hold harmless Lilly, its officers, directors, employees and/or agents from and against any and all Damages arising out of any such claims.

(b) Lilly’s Obligation. Except to the extent an action as described below involves gross negligence or willful misconduct by Adolor, its officers, directors, employees and/or agents, Lilly shall defend Adolor, its officers, directors, employees and/or agents against any and all third-party claims, suits, actions or proceedings (including claims alleging personal injury (including death) to any Person or damage to tangible property) resulting from or arising out of: [**]. In addition, Lilly shall indemnify and hold harmless Adolor, its officers, directors, employees and/or agents from and against any and all Damages arising out of any such claims.

[**] =	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(c) Limitation. Adolor acknowledges and agrees that Lilly’s development and commercialization of OpRA II may adversely affect, or reveal information that adversely affects, Adolor’s development and commercialization of OpRA III. Likewise, Lilly acknowledges and agrees that Adolor’s development and commercialization of OpRA III may adversely affect, or reveal information that adversely affects, Lilly’s development and commercialization of OpRA II. Accordingly, Adolor acknowledges and agrees that Lilly’s actions or failures to act in the development or commercialization of OpRA II, and Lilly acknowledges and agrees that Adolor’s actions or failures to act in the development or commercialization of OpRA III, shall not give rise to a claim hereunder for indemnification, Damages, or damages payable to a Party unless such actions or failures to act are the result of gross negligence, willful misconduct, or a material breach of this Agreement.

11.2 Notice and Opportunity to Defend.

(a) Notice. Promptly after receiving notice of a claim for which indemnification may be sought pursuant to Section 11.1, a Party (the “Indemnified Party”) will give the other Party (the “Indemnifying Party”) written notice describing the claim in reasonable detail. The failure of an Indemnified Party to give notice in the manner provided herein will not relieve the Indemnifying Party of its obligations under this Article, except to the extent that such failure to give notice materially prejudices the Indemnifying Party’s ability to defend such claim.

(b) Indemnifying Party’s Duty to Proceed. Upon receipt of notice under Subsection (a) from the Indemnified Party, the Indemnifying Party will have the duty to either to compromise or defend, at its own expense and by its own counsel, such matter, except as provided in Subsection (c). The Indemnifying Party will promptly (and in any event not more than twenty (20) days after receipt of the Indemnified Party’s original notice) notify the Indemnified Party in writing of its intention to either compromise or defend such matter, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise or defense against any such asserted liability, including making available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense subject to Indemnifying Party’s obligation to maintain as confidential, information deemed confidential to the Indemnified Party under this Agreement. All reasonable costs and expenses incurred in connection with the Indemnified Party’s cooperation will be borne by the Indemnifying Party. In addition, the Indemnifying Party will not cease to defend any claim (except pursuant to a permitted settlement or compromise thereof) without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld.

(c) Indemnified Party’s Right to Proceed. At its option, the Indemnified Party will have the right to compromise or defend, by its own counsel, a claim that could give rise to its right to indemnification pursuant to Section 11.1 if:

(i) the Indemnifying Party elects in writing not to compromise or defend the asserted claim;

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(ii) the Indemnifying Party fails to notify the Indemnified Party of its election to compromise or defend the asserted claim as herein provided;

(iii) the Indemnifying Party fails to admit its obligation under this Agreement with respect to the claim following a written request of the Indemnified Party; or

(iv) in the reasonable opinion of counsel to the Indemnified Party, the claim is reasonably likely to result in the Indemnified Party becoming subject to injunctive relief or relief other than the payment of Damages that would have a materially adverse effect on the ongoing business of the Indemnified Party.

In these situations, the reasonable costs and expenses incurred by the Indemnified Party in compromising or defending the asserted claim will be included as part of the indemnification obligation of the Indemnifying Party.

In the event the Indemnified Party intends to compromise or settle a claim under this Subsection, the Indemnified Party will provide at least ten (10) business days prior written notice to the Indemnifying Party describing the proposed compromise or settlement in order that the Indemnifying Party may comment and/or object.

(d) Settlement. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any claim under this Section over the written objection of the other Party if such settlement or compromise could reasonably result in a material adverse effect on the other Party or otherwise alter, diminish, or derogate the other Party’s rights under this Agreement.

(e) Other Obligations. The Party conducting the defense of a claim under this Section will (i) keep the other Party informed on a reasonable and timely basis as to the status of the defense of such claim (but only to the extent such other Party is not participating jointly in the defense of such claim), and (ii) conduct the defense of such claim in a reasonably prudent manner.

11.3 Indemnification Payment Obligation. Neither Party will incur any indemnification obligations under this Article until the aggregate amount of Damages incurred or suffered by the Indemnified Party (or which likely would be incurred or suffered if the relevant claim were successful) for which the Indemnifying Party is otherwise subject to under this Agreement exceeds $100,000, at which time the entire cumulative aggregate amount of such Damages will be covered. The provisions of this Section will not limit or otherwise affect the obligations of any Indemnifying Party under any other Section.

11.4 Indemnification Payment Adjustments.

(a) Net Tax Effects. The amount of any Damages for which indemnification is provided under this Article will be reduced to take account of any net tax benefit to the Indemnified Party and will be increased to take account of any net tax detriment to the

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Indemnified Party arising from incurring or paying such Damages or from receiving any indemnification payment.

(b) Insurance Proceeds or Other Recovery. The amount of any Damages for which indemnification is provided under this Article will be reduced by the insurance proceeds received and any other amount recovered, if any, by the Indemnified Party with respect to any Damages. However, an Indemnified Party does not have an obligation to pursue an insurance claim relating to any Damages for which indemnification is sought hereunder.

(c) Refund. If an Indemnified Party receives a payment pursuant to this Article and subsequently receives insurance proceeds or other amounts with respect to the same Damages, the Indemnified Party will pay to the Indemnifying Party an amount equal to the difference (if any) between: (i) the sum of the insurance proceeds received, other amounts received, and the indemnification amount received from the Indemnifying Party pursuant to this Article and (ii) the amount necessary to fully and completely indemnify and hold harmless the Indemnified Party from and against such Damages. However, in no event will such refund ever exceed the Indemnifying Party’s payment to the Indemnified Party under this Article.

11.5 Indemnification Payment. Upon the final determination of liability and the amount of the indemnification payment under this Article, the Indemnifying Party will pay such amount to the Indemnified Party in immediately available funds within thirty (30) business days after such determination.

Article 12

Term and Termination

12.1 Term. The term of this Agreement (the “Term”) shall commence as of the Effective Date and, unless sooner terminated as hereinafter provided, shall continue in full force and effect on a country-by-country basis until all royalty payment obligations of Adolor to Lilly with respect to such country are terminated pursuant to the applicable provisions of Article 3. Upon the expiration of the Term with respect to any country, Adolor’s license rights under Section 2.1 and Section 2.2 with respect to such country shall become fully paid-up and irrevocable.

12.2 Termination for Convenience. This Agreement may be terminated at any time by Adolor for its business convenience upon written notice to Lilly. Termination under this Section 12.2 shall become effective on such date as set forth in Adolor’s notice.

12.3 Termination for OpRA III Termination Event. Upon any OpRA III Termination Event, Lilly may, at its option, terminate this Agreement upon six (6) months written notice detailing the substance of the alleged OpRA III Termination Event. Such termination shall become effective at the end of such six (6) month period, unless Adolor can show: (a) it or its sublicensee has resumed using its Commercially Reasonable Efforts to proceed with the Clinical Trial of the Licensed Compound, (b) the

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Licensed Compound is the subject of a clinical hold, or (c) the Licensed Compound is the subject of an NDA under review by the FDA. As of the effective date of such termination and subject to the provisions of Section 2.2 respecting Sublicensees, Adolor shall irrevocably lose, with respect to the territories subject to the OpRA III Termination Event, (i) any and all licenses granted to Adolor by Lilly pursuant to Sections 2.1 and 2.2; and (ii) the right to commercialize a Licensed Product.

12.4 Material Breach by Adolor. Upon any material breach or material default of any payment provision under this Agreement or upon a willful and continuing uncured material breach or default of any other provision of this Agreement, Lilly may, at its option, terminate this Agreement upon thirty (30) days written notice detailing the substance of the alleged breach, default or other defect of performance. Such termination shall become effective at the end of such thirty (30) day period, unless (a) Adolor cures such breach, default or other defect of performance during such thirty (30) day period. As of the effective date of such termination and subject to the provisions of Section 2.2 respecting Sublicensees, Adolor shall irrevocably lose (i) any and all licenses granted to Adolor by Lilly pursuant to Sections 2.1 and 2.2; and (ii) the right to commercialize Licensed Product. Termination under this Section will not be an exclusive remedy and will not be in lieu of any other remedies available to Lilly for any breach hereunder by Adolor.

12.5 Material Breach by Lilly. Upon (a) any material breach, material default or other material defect of performance of this Agreement, or (b) any warranty or covenant, or representation made by Lilly in this Agreement proving to have been false or misleading in any material respect when made, or (c) any schedule, attachments, exhibits, certificate, report, notice or other writing furnished by Lilly to Adolor proving to have been false or misleading in any material respect when made or delivered by Lilly, Adolor may, at its option and subject to the remainder of this Article, terminate this Agreement upon ninety (90) days written notice detailing the substance of the alleged breach, default or other defect of performance. Such termination shall become effective at the end of such ninety (90) day period, unless Lilly cures such breach, default or other defect of performance during such ninety (90) day period, or (b) if such breach is curable but not within such ninety (90) day period, Lilly initiates and diligently pursues a cure for such breach. As of the effective date of such termination, Lilly shall irrevocably lose any and all licenses granted to Lilly by Adolor pursuant to Sections 6.1 and 6.2. Termination under this Section will not be an exclusive remedy and will not be in lieu of any other remedies available to Adolor for any breach hereunder by Lilly.

12.6 Termination for Bankruptcy. Notwithstanding any other provision of this Article, this Agreement may be terminated in its entirety with immediate effect upon receipt by a Party of written notice from the other Party if the notified Party:

(i) makes a general assignment for the benefit of creditors;

(ii) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets;

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(iii) commences under the laws of any jurisdiction any proceeding for relief under the Bankruptcy Code of 1986, as amended or similar bankruptcy laws in other jurisdictions, involving its insolvency, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors; or

(iv) becomes a party to any proceeding or action of the type described above in (ii) or (iii), and such proceeding or action remains undismissed or unstayed for a period of more than sixty (60) days.

12.7 Residual Rights and Obligations Upon Termination. Subject to the other provisions of this Article, termination of this Agreement for any reason whatsoever will not release or discharge Lilly or Adolor from the performance of any obligation, the payment of any debt or responsibility for any liability which may have previously accrued and remains to be performed, paid or discharged at the date of such termination, their respective obligations to transfer know-how, licenses and improvements hereunder, and the obligations and rights of Adolor and Lilly which may accrue after termination of this Agreement as expressly set forth herein; provided, however, the non-breaching Party may set-off amounts that the non-breaching Party is entitled to recover under this Agreement that were incurred because of the breach of the breaching Party. However, upon termination, neither Lilly nor Adolor shall incur any additional obligation to the other under this Agreement, except that Adolor, its Affiliates and Sublicensees may, for up to one hundred eighty (180) days following any termination of this Agreement, sell all Licensed Products and Licensed Compounds then in inventory, and may complete the manufacture of and sell all Licensed Products then in production, subject to Adolor’s continuing obligation to pay to Lilly royalties on account of such sales as required hereunder. Moreover, termination of this Agreement shall not release either Party of the obligations of confidentiality and non-use as set forth in Sections 9.1 and 9.2, the obligations of indemnification as set forth in Article 11, and such other obligations expressly set forth in relevant provision of this Agreement.

12.8 Further Assurances. Adolor covenants and agrees that if this Agreement is terminated by Lilly as permitted under Section 12.4, and any Adolor Improvement, Adolor Technology or Regulatory Document cannot be transferred to Lilly in accordance with the provisions of Article 6 without the consent of or notice to a Third Person and in respect of which any necessary consent or notice has not been obtained or given to transfer the Adolor Improvement, Adolor Technology or Regulatory Document, or the subject Adolor Improvement, Adolor Technology or Regulatory Document is non-assignable by its nature, then Adolor will, to the extent required under Article 6 and provided Adolor has the right to do so, use reasonable best efforts to cause the beneficial interest in and to the same to pass to Lilly and hold such Adolor Technology, Adolor Improvement and/or Regulatory Document in trust for, and for the benefit of, Lilly.

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Article 13

Limitations On Purchases Of Equity Securities

13.1 Purchases of Equity Securities. Lilly hereby represents and warrants that as of the Effective Date, Lilly does not own, directly or indirectly, any interest in any securities or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any securities of Adolor. Upon the Effective Date and for a period lasting two (2) years after the First Commercial Sale of the first Licensed Product, except as permitted by Section 13.2, Lilly and its Affiliates will not (and will not assist or encourage others to) directly or indirectly in any manner:

(a) acquire, or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, gift or otherwise, any direct or indirect beneficial ownership (within the meaning of Rule l3d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or interest in any securities or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any securities of Adolor;

(b) make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission (the “SEC”) promulgated pursuant to Section 14 of the Exchange Act); provided, however, that the prohibition in this Section (a) shall not apply to solicitations exempted from the proxy solicitation rules by Rule 14a-2 under the Exchange Act as such Rule 14a-2 is in effect as of the date hereof;

(c) form, join or in any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of Adolor;

(d) acquire or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, exchange or otherwise: (i) any of the assets, tangible or intangible, of Adolor, or (ii) direct or indirect rights, warrants or options to acquire any assets of Adolor, except for such assets as are then being offered for sale by Adolor;

(e) enter into any arrangement or understanding with others to do any of the actions restricted or prohibited under parts (a) (b) or (c) of this Section 13.1; or

(f) otherwise act in concert with others, to seek to offer to Adolor or any of its stockholders any business combination, restructuring, recapitalization or similar transaction to or with Adolor or otherwise seek in concert with others, to control, change or influence the management, board of directors or policies of Adolor or nominate any person as a director of Adolor who is not nominated by the then incumbent directors, or propose any matter to be voted upon by the stockholders of Adolor.

13.2 Exceptions for Purchasing Securities of Adolor. Nothing herein shall prevent:

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(a) Lilly or Lilly’s employees from purchasing securities of Adolor pursuant to: (i) a pension plan established for the benefit of Lilly’s employees, (ii) any employee benefit plan of Lilly, or (c) any stock portfolios not controlled by Lilly or any of its Affiliates that invest in Adolor among other companies.

(b) Lilly from acquiring securities of another biotechnology or pharmaceutical company that beneficially owns any of Adolor’s securities.

Article 14

Miscellaneous

14.1 Independent Contractor. It is understood and agreed that the Parties shall have the status of independent contractors under this Agreement and that nothing in this Agreement shall be construed as authorization for either Adolor or Lilly to act as agent for the other.

14.2 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties and their legal representatives, successors and assigns, and they shall not be construed as conferring any rights to any Third Person.

14.3 Force Majeure. Except as expressly set forth above, both Parties to the Agreement shall be excused from the performance of their obligations under this Agreement if such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including an act of God, war, terrorism, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, governmental action or prohibition, or the inability to obtain required supplies or raw materials.

14.4 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Lilly and Adolor are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code. The Parties agree that each Party, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code. The Parties further agree that, in the event of the commencement a bankruptcy proceeding by or against a Party (such Party, the “Bankrupt Party”) under the United States Bankruptcy Code, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless the Bankrupt Party elects to

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continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by the Bankrupt Party upon written request therefor by the other Party.

14.5 Amendment. This Agreement may not be amended, supplemented, or otherwise modified except by an instrument in writing signed by an authorized representative of both Parties.

14.6 Entire Agreement. The Parties acknowledge and agree that this Agreement constitutes the entire agreement and understanding relating to the subject matter of this Agreement. As such, this Agreement supersedes all previous communications, proposals, representations and agreements, whether oral or written, relating to the subject matter of this Agreement, including, for the avoidance of doubt, that certain Confidentiality and Non-Use Agreement set forth in a letter dated on or about September 21, 2007 from Lilly to Adolor and that certain Material Transfer Agreement dated on or about June 4, 2008 as amended on or about May 14, 2009. Notwithstanding the foregoing, nothing in this Agreement shall change, modify, amend or revise the terms, conditions and/or provisions of those certain agreements regarding the compound known as “alvimopan” (as sublicensed from Shire as successor to Roberts) nor that certain license agreement by and between the Parties effective on or about August 8, 2002 (collectively, the “Alvimopan Agreements”) (or the Parties’ rights and obligations derived therefrom). Lilly and Adolor each hereby confirm and ratify the Alvimopan Agreements and all of the terms, conditions and provisions of the Alvimopan Agreements (and the Parties’ rights and obligations derived therefrom).

14.7 Severability. Each Party agrees that, should any provision of this Agreement be determined by a court of competent jurisdiction to violate or contravene any applicable law or policy, such provision will be severed or modified by the court to the extent necessary to comply with the applicable law or policy, and such modified provision and the remainder of the provisions hereof will continue in full force and effect.

14.8 Waiver. The waiver of a breach or a Party’s obligation hereunder may be effected only by a writing signed by the waiving Party and shall not constitute a waiver of any other breach or the same or similar obligations of such Party.

14.9 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, sent by overnight mail with a nationally-recognized overnight carrier, or, other than with respect to notices under Article 12, sent by facsimile with confirmed receipt of transmission. Receipt of such notices sent in this manner shall be deemed to have occurred five (5) business days after dispatch by first class mail or one (1) business day after dispatch by overnight carrier, unless a provision of this Agreement specifically provides otherwise relative to a particular provision of this Agreement. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

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For Adolor:	Adolor Corporation
700 Pennsylvania Drive
Exton, PA 19341
Attention: General Counsel

For Lilly:	Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
Attention: General Counsel

14.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States, excluding any choice of law rules that may direct the application of the law of any other jurisdiction. However, the scope, validity and enforceability of any patents encompassed within the scope of this Agreement shall be determined in accordance with the applicable laws of the countries in which such patents have issued.

14.11 Assignability. During the Term, except as provided in this Section and other provisions of this Agreement, neither Party shall assign or transfer this Agreement without the prior written consent of the other Party, and any attempted assignment or transfer of this Agreement without such written consent shall be of no force or effect. Notwithstanding the foregoing sentence, either Party may assign or transfer this Agreement without the other Party’s consent to an Affiliate of Adolor Corporation or Eli Lilly and Company, as the case may be, or to any Person acquiring all or substantially all of the assets or stock of Adolor Corporation or Eli Lilly and Company, as the case may be, to which this Agreement relates. In addition, Eli Lilly and Company shall be permitted to assign or transfer any revenue stream under this Agreement to an Affiliate or Third Party. Subject to the restrictions contained in the preceding provisions of this Section, this Agreement shall be binding upon the successors and assigns of the Parties.

14.12 Jointly Prepared. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

14.13 Headings, Gender and “Person”. The captions or headings of the Sections are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and other gender, masculine, feminine, or neuter, as the context requires.

14.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

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14.15 Schedules, Exhibits and Attachments. All schedules, exhibits and attachments referred to herein are intended to be and hereby are specifically made part of this Agreement.

14.16 Affiliates of Eli Lilly and Company. As the Affiliates of Eli Lilly and Company, being included within the definition of “Lilly” set forth above, are entitled to exercise the rights and receive the benefits afforded to Lilly under this Agreement, but are not signatories to and therefor are not directly bound by the terms and conditions of this Agreement, Eli Lilly and Company guarantees that its Affiliates, in exercising such rights and receiving such benefits, shall comply with the terms and conditions of this Agreement relating thereto, including the terms and conditions of this Agreement applicable to Lilly’s handling and use of Adolor Technology, Adolor Improvements and Adolor Confidential Information.

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IN WITNESS WHEREOF, the Parties by their respective authorized officers, have executed this Agreement.

ELI LILLY AND COMPANY

BY:	/s/ Steven M. Paul
Steven M. Paul, M.D.
Executive Vice President, Science and Technology
President, Lilly Research Laboratories

ADOLOR CORPORATION

BY:	/s/ Michael R. Dougherty
Michael R. Dougherty
President & Chief Executive Officer